Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Share Incentive Plan of VNET Group, Inc. of our reports dated April 26, 2022 on the consolidated financial statements of VNET Group, Inc. as of December 31, 2021 and for the year then ended included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

November 14, 2024